Exhibit 99.1

Ethan Allen Elects Mary Garrett to Board of Directors

DANBURY, CT (January 6, 2015) (Globe Newswire) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) today announced that Mary Garrett has been elected to the Company's Board of Directors, effective January 5, 2016.

Ms. Garrett retired from IBM in December 2015 after a distinguished 34-year career where she led the development and execution of unique marketing and communication strategies encompassing the Smarter Planet agenda, Big Data, cloud computing, social business and other growth plays in support of IBM clients across both mature and emerging markets.

During her career, she most recently served as Vice President, Marketing and Communications for IBM Global Sales and Distribution responsible for leading geography marketing teams as well as global marketing for Industries, Enterprise and Midmarket business, Digital Sales and field enablement. In addition, she was secretary for the IBM Board of Advisors, where she drove ongoing dialog with IBM’s largest global CIOs, and the CMO Council, where she facilitated best practice exchanges with the world's leading marketers. Previously, Ms. Garrett led worldwide marketing for IBM Global Technology Services.

Ms. Garrett serves on the Board of Directors of the American Marketing Association, a global professional association with more than 30,000 members, where she also serves as Vice President Finance and Secretary, and also is an active mentor in W.O.M.E.N. in America, a professional development group aimed at advancing promising professional women.

Farooq Kathwari, the Company's Chairman and Chief Executive Officer, commented, "We are very pleased to have Mary Garrett, a leading technology and marketing executive, join our Board of Directors. Mary joins a highly qualified group of independent directors who bring deep industry, marketing, management, finance, technology and accounting experience to Ethan Allen and who contribute on both a strategic and operational level. Her significant technology and marketing experience will be a valuable addition to our Board."

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com